Exhibit 10.2

PPG Industries Inc.
One PPG Place
Pittsburgh, PA 15272

Hervé Tiberghien
Vice President, Human Resources
May 17, 2018

Dear Amy:

PPG's success depends on hiring the very best people.  We believe, with PPG, you will find meaning in your work every day and engage in opportunities that will shape you personally and professionally.  We are very pleased to offer you the position of Senior Vice President, Packaging, Specialty Coatings & Materials, and Corporate Strategy, reporting to Michael McGarry.

Your starting base salary will be $480,000 annually.

You will participate in our annual Incentive Compensation Plan. Your 2018 incentive award target will be 65% of your base salary, which will be prorated in 2018 (based upon your starting date) and will be paid in February 2019 based on the level of achievement of performance goals under the Incentive Compensation Plan.

In addition, you will participate in our long-term incentive (LTI) program, which includes annual grants of stock options, performance-based restricted stock units (RSUs) and a total shareholder return (TSR) grant. Provided your employment begins on or before December 31, your initial LTI grants will be made in February 2019. The target value of your LTI award is approximately $750,000, and will be scheduled to vest on the third anniversary of the grant date. All LTI grants made to you will be subject to the LTI program.

You will receive a signing bonus of $300,000, less applicable taxes, in October 2018 to off-set the loss of your retention bonus with your current company.  Additionally, you will receive a cash bonus of $100,000, less applicable taxes, in February 2019 to partially offset the loss of your 2018 bonus from your current company.  Should you voluntarily resign within one year of the payment of either of these bonuses, you will repay PPG the full amount, less applicable taxes.

You will also receive a one-time grant of time-based RSUs with a total target grant value of $1,200,000 to partially off-set the loss of your unvested equity.  These RSUs will be granted shortly after your start date and will vest on January 29, 2021.

In your leadership role, you will be subject to meeting a stock ownership requirement equal to two times your base salary within five years.

Should PPG terminate your employment for reasons other than cause within your first ten years of employment, you will be eligible for a severance of 100% of your annual base salary and a pro-rated target bonus award.

PPG will provide you with the reimbursement of relocation costs to Pittsburgh, as shown in the attached document. Such relocation benefits will be applicable until the one-year anniversary of your start date.

You will be eligible for a broad array of PPG employee benefits, including health care coverage, life insurance and retirement plan which includes a 401(k) savings plan with a company matching contribution as well as a company-provided contribution to the plan. You will be provided five weeks
of vacation, prorated in 2018, based upon the commencement of your employment.   A summary of benefits is attached for your review.

All PPG compensation and benefits described in this letter will be provided under the terms of applicable PPG plans, which plans PPG may amend in accordance with their terms.

This offer is contingent upon the successful completion of PPG's pre-employment processes, which will be initiated after you have accepted our offer. The pre-employment contingencies include:

•
Background Check:  After you have electronically accepted our offer of employment, you will receive instructions to initiate your background check and drug screen. Please initiate this process as soon as possible as the link expires after 48 hours.

•
Medical History Review:  The information you provide on the PPG Medical History Questionnaire is used to determine whether there are any medical conditions that might restrict you from safely performing the essential functions of the position; and if so, whether accommodations to those restrictions can be made.

•
Employment Agreement:  Based on your position, you are required to complete an Employment Agreement.  Execution of this agreement must be completed prior to your first day of employment.  We encourage you to review the employee agreement by clicking on the employee agreement task prior to accepting this offer of employment. The Employment Agreement will supersede the terms of this letter, if at all inconsistent.

•	Employment Eligibility: On your first day of employment you will be expected to provide proof of citizenship or other authorization to work in the United States.

Should you have any questions regarding our employment offer, please contact me or Annie Livingston.

Amy, we believe that you have the desire and ability to make a significant contribution to PPG, and to drive the growth of our business.  Joining PPG means you are connecting your career and your learning and development to a growing global leader dedicated to support your aspirations.  We look forward to welcoming you to PPG.

Sincerely,

/s/ Hervé Tiberghien

Hervé Tiberghien
Vice President, Human Resources

cc: Annie Livingston

Enclosures:

•	Employment Agreement

•	PPG Benefits Information

•	Relocation Package